Exhibit  10.25

ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO THE EMPLOYMENT AGREEMENT is made and entered into as of this day December 31, 2012, by and between Max Sound Corporation, a Delaware corporation with offices at 2902 A Colorado Blvd, Santa Monica, CA 90404 (the “Corporation”), and Greg Halpern, an individual at 8837 Villa La Jolla Drive, #12109, La Jolla, CA 92039 (the “Executive”), under the following circumstances:

RECITALS:

a.
The Corporation has secured the services for ten years of the Executive on October 13, 2008 upon the terms and conditions as previously set forth on that day and by original agreement filed in the Company’s 8k filing; and

b.	The Executive is continuing to render services to the Corporation upon the terms and conditions as previously set forth on October 13, 2008.

NOW, THEREFORE, the parties mutually agree to the following changes to the original emloyment agreement as follows:

The Corporation previously agreed to pay the Executive as compensation for his services hereunder, set forth in Section 4 in the original agreement.

Compensation of Executive.

Greg Halpern - CFO agreed to eliminate his previous annual bonus entitlement, which was previously 10% of revenues. In exchange for this consideration, the Company agreed that Halpern will be decreased as his new bonus to 7% of net profits and Halpern may receive such bonus in cash or Rule 144 stock or any combination of both.

Wheretofore, the Parties mutually and completely agreeing to the changes and additions listed herein this Addendum in their entirety and that all other provisions of the original October 13, 2008 agreement remain in full force and effect set forth their hand and seal on this day December 31, 2012.

MAX SOUND CORPORATION	EXECUTIVE

/s/ John Blaisure	/s/ Greg Halpern
John Blaisure - CEO	Greg Halpern